EXHIBIT 99. 1

INVESTOR CONTACT:

Steven K. Shevick

Synopsys, Inc.

650-584-4880

EDITORIAL CONTACT:

Yvette Huygen

Synopsys, Inc.

650-584-4547

Synopsys, Inc. Announces Preliminary Third Quarter Results

MOUNTAIN VIEW, Calif.—August 2, 2004.  Synopsys, Inc. (Nasdaq: SNPS) today announced preliminary results for its third fiscal quarter ended July 31, 2004.  The Company expects total revenues to be $279 million to $283 million, compared to its previous target range of $300 to $320 million.  The Company expects GAAP earnings per share to be $0.15 to $0.19, compared to its previous target range of $0.20 to $0.25, and non-GAAP earnings per share to be $0.31 to $0.34, compared to its previous target range of $0.35 to $0.40.  These results were primarily due to lower-than-expected bookings during the quarter, and to delays in certain customer purchasing decisions near the end of the quarter. The Company expects its book-to-bill ratio for the third quarter to be approximately 0.7 to 1, compared to its previous target of greater than or equal to 1 to 1.

Third quarter results are preliminary, and thus are subject to the Company’s management and independent auditors completing their customary quarterly closing and review procedures.

Synopsys is scheduled to release its final third quarter results, and to provide targets for the fourth quarter of fiscal 2004, revised targets for fiscal year 2004, and preliminary targets for fiscal year 2005, on August 18, 2004.

GAAP Reconciliation

Non-GAAP net income consists of GAAP net income excluding, to the extent incurred in a particular quarter, amortization of intangible assets and deferred stock compensation, in-process research and development charges, integration and other acquisition-related expenses and facilities and workforce realignment charges. Intangible assets consist primarily of purchased technology, contract rights intangible, customer-installed base/relationships, trademarks and tradenames, covenants not to compete and customer backlog. Non-GAAP net income is reduced by the amount of additional taxes that Synopsys would accrue if it used non-GAAP results instead of GAAP results to calculate Synopsys’ tax liability.

Synopsys’ management evaluates and makes operating decisions primarily based on the bookings and revenues of its core software and services business operations and the direct, ongoing and recurring costs of those operations such as cost of revenues and research and development, sales and marketing and general and administrative expenses. Management does not believe amortization of intangible assets and deferred stock compensation, in process research and development charges, integration and other acquisition-related expenses and facilities and workforce realignment charges are ordinary, ongoing and recurring operating charges for Synopsys’ core software and services business operations. Therefore, management calculates the non-GAAP financial measures used in this release excluding these charges and uses these non-GAAP financial measures to enable it to analyze better and more consistently the period-to-period financial performance of its core business operations. Management believes that, although it is important for investors to understand GAAP measures, providing investors with these non-GAAP measures gives investors additional important information to enable them to assess, in a way management assesses, Synopsys’ current and future continuing operations.

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP preliminary third quarter results and prior non-GAAP third quarter targets:

Reconciliation of preliminary third quarter GAAP earnings per share to non-GAAP earnings per share

	Range for Three Months Ended July 31, 2004
(unaudited)	Low	High

Estimated earnings per share on a GAAP basis	$0.15	$0.19
Esimated amortization of intangible assets and deferred stock compensation per share, net of tax effect	0.16	0.15
Estimated earnings per share on a non-GAAP basis	$0.31	$0.34

Reconciliation of third quarter GAAP earnings per share targets to non-GAAP earnings per share targets provided in May 19, 2004 earnings release

	Range for Three Months Ended July 31, 2004
(unaudited)	Low	High

Estimated earnings per share on a GAAP basis	$0.20	$0.25
Esimated amortization of intangible assets and deferred stock compensation per share, net of tax effect	0.15	0.15
Estimated earnings per share on a non-GAAP basis	$0.35	$0.40

About Synopsys

Synopsys, Inc. (Nasdaq:  SNPS) is the world leader in electronic design automation (EDA) software for semiconductor design. The Company delivers technology-leading semiconductor design and verification platforms and IC manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View, California and has offices in more than 60 locations throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com/.

Forward-Looking Statements

The estimates in this press release regarding Synopsys’ financial results for the third quarter ended July 31, 2004 constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.  Synopsys’ final results for the third fiscal quarter could differ materially from those described by these statements as a result of the Company’s customary quarterly financial closing procedures.

Synopsys is under no obligation to (and expressly disclaims any such obligation to) update or alter these forward-looking statements whether as a result of new information, future events or otherwise.

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Synopsys is a registered trademark of Synopsys, Inc.